Exhibit 4.3

Resolution Number 14 of the General Meeting of the Shareholders of sanofi-aventis held on May 31, 2005

(Free translation.  French original prevails.)

FOURTEENTH RESOLUTION

Delegation to the Board of Directors of authority to grant options to subscribe for or purchase shares

The General Meeting, voting on the quorum and majority conditions for Extraordinary Meetings, having reviewed the Directors’ Report and Statutory Auditors’ Special Report:

1.     authorizes the Board of Directors, under articles L.225-177 to L.225-185 and L. 225-129-2 of the Commercial Code, to grant, on one or more occasions, in favor of members of the personnel to be chosen by the Board of Directors from among the employees and corporate officers of the company or of companies or groupings related to the company, on the terms specified in article L.225-180 of said Code, options giving entitlement to subscribe for new shares in the company to be issued in the form of an increase in its capital, and options giving entitlement to purchase shares in the company obtained by the company repurchasing its own shares on the terms laid down by the law;

2.     resolves that options to subscribe for or purchase shares granted by virtue of the present authorization may not give entitlement to a total number of shares exceeding 2.5% of the share capital as of the day the decision is made by the Board of Directors, and that the aggregate par value of capital increases resulting from the exercise of options to subscribe for shares granted under the present delegation will count towards the overall ceiling specified in section 3 of the 9th resolution of the present meeting;

3.     resolves that the price payable on the exercise of the options to subscribe for or purchase shares will be set in accordance with the law by the Board of Directors on the day the options are granted; such price may not be lower than the average of the first quoted prices of the company’s shares on the Euronext Eurolist during the twenty trading sessions preceding the day on which the options to subscribe for shares are granted. If the company carries out any of the transactions specified in article L.225-181 of the Commercial Code, the Board of Directors will, on the terms stipulated by the regulations then in force, take the necessary measures to protect the interests of the grantees by adjusting the number and price of the shares that may be obtained on exercise of options granted to grantees so as to take account of the impact of the transaction in question;

4.     duly notes that the present delegation entails the express waiver by the shareholders, in favor of the grantees of options to subscribe for shares, of their preemptive rights relating to the shares that are to be issued as and when said options are exercised. The increase in the share capital resulting from the exercise of the options to subscribe for shares will be definitively completed by mere declaration that the option is exercised accompanied by the subscription form and full payment, which may be made in cash or by set-off of debts of the company;

5.     consequently, confers full powers on the Board of Directors to implement the present authorization, and in particular to:

•                  establish a list of grantees of options, showing the number of options granted to each;

•                  set the terms and conditions of the options, and in particular:

–                 the term of validity of the options, it being understood that the options must be exercised within a maximum period of 10 years;

–                 the exercise date(s) or period(s) of the options, it being understood that the Board of Directors may (a) bring forward the exercise date(s) or period(s) of the options, (b) extend the exercisability of the options, or (c) amend the dates or periods during which shares obtained by exercise of options may not be transferred or converted into bearer shares;

–                 any clauses prohibiting immediate resale of some or all of the shares provided that the period for which the shares must be retained may not exceed three years from exercise of the option;

•                  where appropriate, limit, suspend, restrict or prohibit the exercise of options or the transfer or conversion into bearer shares of shares obtained by the exercise of options during certain periods or with effect from certain events; such decision may relate to some or all of the options or shares or to some or all of the grantees;

•                  decide on the date, which may be retrospective, from which the new shares resulting from the exercise of options to subscribe for shares will rank for dividend;

6.     resolves that the Board of Directors, with authority to subdelegate within the law, will have full powers to duly record the completion of capital increases to reflect the amount of shares actually subscribed by the exercise of options to subscribe for shares, amend the bylaws accordingly, and, at its sole discretion and as it sees fit, charge the costs of the capital increases against the share premium arising thereon and withhold from this premium the sums necessary to increase the legal reserve to one-tenth of the new share capital after each capital increase, and accomplish all formalities necessary for the listing of the securities thereby issued, make all declarations with the relevant bodies and generally do all that is necessary;

7.     resolves that this authorization cancels with effect from this day any unused portion of any previous delegation to the Board of Directors of authority to grant options to subscribe for or purchase shares. It is granted for a period of twenty-six months from this day.